Exhibit 99.1

JOINT NEWS RELEASE

Berkshire Hills to Acquire SI Financial Group

Contiguous Market Transaction that Bolsters Deposit Profile

BOSTON, MA and WILLIMANTIC, CT, December 11, 2018, Berkshire Hills Bancorp, Inc. (NYSE: BHLB) (“Berkshire”) and SI Financial Group, Inc. (NASDAQ: SIFI) (“SIFI”) announced today that they have signed a definitive merger agreement under which Berkshire will acquire SIFI and its subsidiary, Savings Institute Bank and Trust Company (“Savings Institute”), in an all-stock transaction valued at $180 million based on Berkshire’s stock price as of the close of business on December 10, 2018.

Berkshire's total assets will increase to $13.6 billion including the $1.6 billion in acquired SIFI assets.  SIFI reported $1.3 billion in loans and $1.3 billion in deposits as of September 30, 2018.  This merger agreement increases Berkshire’s market presence with 18 branches in Eastern CT and 5 branches in Rhode Island, adding to Berkshire’s existing 9 Connecticut branches.

"We’re pleased to welcome Savings Institute’s customers and employees to the Berkshire family," said Richard M. Marotta, Chief Executive Officer of Berkshire. "This transaction is a natural fit and brings with it a stable, longstanding deposit base with leading market position. The Savings Institute franchise strengthens our Northeast presence, as we gain scale in Connecticut and enter into attractive Rhode Island markets. Savings Institute is a well-established and trusted financial institution with deep client and community relationships. We look forward to expanding those relationships with the depth and breadth of our products and services. This partnership will produce attractive returns for both our existing shareholders and the new shareholders from SIFI joining us in this transaction.”

“We’re excited to be joining with a successful regional bank that shares our commitment to community and customer service,” commented Rheo A. Brouillard, President and Chief Executive Officer of SIFI. “Like Savings Institute, Berkshire Bank was established in the mid to late 1800s and has grown over the years as a result of that commitment. The combination of our two banks will provide greater convenience and a broader array of products to our customers who will continue to have the personalized service they have come to expect.”

TRANSACTION SUMMARY

Under the terms of the merger agreement, each outstanding share of SIFI common stock will be exchanged for 0.48 shares of Berkshire Hills common stock.  Upon closing, any outstanding SIFI options will be vested and converted into Berkshire options.

Following are selected transaction terms and metrics based upon current projections:

•	Total transaction value: $180 million

•	Price to September 30, 2018 tangible book value: 118%

•	Tangible book value dilution of $0.53 per share or 2.4% with an expected less than 3.0 year earn-back period

•	Anticipated to be 5% accretive to earnings per share in 2020, the first full year of integrated operations

•	Core deposit premium: 2.6%

•	Targeted cost saves: 30%

LEADERSHIP

Under the agreement, SIFI's President and Chief Executive Officer, Rheo A. Brouillard, will be appointed to Berkshire’s Board of Directors when the merger is completed.  Key business leaders from SIFI will remain with Berkshire Bank in continuing leadership roles.

APPROVALS

The transaction is intended to qualify as a tax-free reorganization for federal income tax purposes, and as a result, the shares of SIFI stock exchanged for shares of Berkshire stock are expected to be transferred on a tax-free basis.  The definitive agreement has been approved by the unanimous votes of the Boards of Directors of both companies.  Consummation of the agreement is subject to the approval of SIFI's shareholders, as well as state and federal regulatory agencies.  The merger is targeted to be completed in the second quarter of 2019.

ADVISORS

Berkshire was advised by Piper Jaffray & Co. and legal counsel was provided by Luse Gorman, PC; SIFI was advised by Keefe, Bruyette & Woods, Inc., and legal counsel was provided by Kilpatrick Townsend & Stockton LLP.

INVESTOR PRESENTATION AND CONFERENCE CALL

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Wednesday, December 12, 2018 to discuss the acquisition of SIFI. Participants should pre-register for the conference call using the following link: http://dpregister.com/10127087.

Participants may also reach the registration link and access the webcast by logging in through the investor section of Berkshire's website at ir.berkshirebank.com. Those parties who do not have internet access or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 1-844-792-3726 and asking the Operator to join the Berkshire Hills Bancorp (BHLB) call. The recorded webcast will be available on Berkshire's website for an extended period of time.

A copy of the investor presentation will be made available prior to the call on Berkshire's website (ir.berkshirebank.com).

ABOUT BERKSHIRE HILLS

Berkshire Hills Bancorp, Inc. is the parent of Berkshire Bank. At September 30, 2018, the Company had approximately $12.0 billion in assets and 115 full service branches in Massachusetts, New York, Connecticut, Vermont, New Jersey, and Pennsylvania providing personal and business banking, insurance, and wealth management services. The Company also offers mortgages and specialized commercial lending services in targeted national markets.

ABOUT SI FINANCIAL

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its 23 branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area. For more information, visit www.mysifi.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (1) the benefits of the merger between Berkshire and SIFI, including anticipated future results, cost savings and accretion to reported earnings that may be realized from the merger; (2) Berkshire and SIFI’s plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts; and (3) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. The following factors, among others, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements: the businesses of Berkshire and SIFI may not be combined successfully, or such combination may take longer than expected; the cost savings from the merger may not be fully realized or may take longer than expected; operating costs, customer loss and business disruption following the merger may be greater than expected; governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger or otherwise; the stockholders of SIFI may fail to approve the merger; credit and interest rate risks associated with Berkshire’s and SIFI’s respective businesses; and difficulties associated with achieving expected future financial results. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Berkshire’s and SIFI’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Berkshire or SIFI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, Berkshire and SIFI do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made in respect of the proposed merger between Berkshire and SIFI. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the proposed merger, Berkshire will file with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 that will include a Proxy Statement of SIFI and a Prospectus of Berkshire, as well as other relevant documents concerning the proposed merger. Before making any voting or investment decision, investors and security holders of SIFI and Berkshire are urged to carefully read the entire registration statement and Proxy Statement/Prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. A free copy of the Registration Statement and Proxy Statement/Prospectus, as well as other filings containing information about Berkshire and SIFI, when they become available, may be obtained at the SEC's Internet site (www.sec.gov). Copies of documents filed by Berkshire with the SEC may also be obtained, free of charge, from Berkshire's website at ir.berkshirebank.com or by contacting Erin Duggan at 413-236-3773. Copies of the documents filed by SIFI with the SEC may also be obtained, free of charge, from SIFI’s website at www.mysifi.com or by contacting Rheo Brouillard at 860-456-6540.

PARTICIPANTS IN SOLICITATION

Berkshire and SIFI and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of SIFI in connection with the proposed merger. Information about the directors and executive officers of Berkshire is set forth in the proxy statement for Berkshire's 2018 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on April 6, 2018. Information about the directors and executive officers of SIFI is set forth in the proxy statement for SIFI's 2018 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on March 29, 2018. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and a description of their direct and indirect interests, by security holdings or otherwise, may be obtained by reading the Proxy Statement/Prospectus and other relevant documents regarding the proposed merger to be filed with the SEC (when they become available). Free copies of these documents may be obtained as described in the preceding paragraph.

CONTACTS

Berkshire Hills Bancorp, Inc.: James M. Moses, Chief Financial Officer; 617-641-9281

SI Financial Group, Inc.: Rheo A. Brouillard, President and CEO; 860-456-6540